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                                                                    EXHIBIT 99.1

                  IXC Announces Expiration of Tender Offer and
               Pricing of $450 Million Senior Subordinated Notes

                     Business Editors and Computer Writers

     AUSTIN, Texas--(BUSINESS WIRE)--April 17, 1998--IXC Communications,
Inc. (the "Company") announced today the expiration at the 11:59 p.m., New York City time on April 16, 1998 (the "Expiration Date") of the pending tender offer (the "Tender Offer") to purchase for cash all of its outstanding 12-1/2% Senior Notes due 2005 (the "Senior Notes") in connection with a refinancing (the "Refinancing").

     The offer price (the "Offer Price") for each $1,000 principal amount of Senior Notes is $1,198.81, which includes $20 per $1,000 principal amount as the consent payment, plus accrued and unpaid interest to the date of purchase. The Offer Price was determined by reference to a spread of 50 basis points over the yield of a specified Treasury security. Of the $285.0 million in aggregate principal of amount of Senior Notes outstanding, approximately $284.2 million, or approximately 99.7%, had been tendered (and could not be withdrawn) as of April 16, 1998. The payment date is set for April 21, 1998.

     In connection with the Refinancing, the Company also announced that it has priced a private placement of $450.0 million of Senior Subordinated Notes due 2008 (the "Notes"). The Notes bear a stated coupon of 9.0%, and the Company will receive net proceeds of approximately $435.6 million. The issue is non-callable for five years, but does permit a call of 35% of the issue, subject to certain conditions, with funds provided by one or more equity offerings.

     The Company expects to use a substantial portion of the net proceeds of the Notes offering to acquire up to $285.0 million aggregate principal amount of the Senior Notes and to make required payments pursuant to the Tender Offer. The Company expects to use the remaining proceeds to fund capital expenditures and for general corporate purposes. The private placement of the Notes is expected to close on April 21, 1998.

     The private placement has been made to qualified institutional buyers pursuant to exemptions from registration under the Securities Act of 1993 (the "Act"). The Notes have not been registered under the Act and may not be offered or sold in the United States without registrations or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     IXC Communications, Inc. is a leading provider of voice and data transmission services to communication companies and end users. The Company owns and operates one of the newest and most advanced coast-to-coast digital communications networks and originates and terminates long distance traffic in all 50 states. The Company also terminates long distance traffic in over 200 foreign countries.

CONTACT:  IXC Communications
          James F. Guthrie, 512/427-3757 (investor contact) jguthrie@ixc-comm.comm

or

          Melissa Jackson, 512/231-5247 (media contact) mjackson@ixc-comm.com